Exhibit 99.1

PRESS RELEASE

INX Announces NASDAQ Determination to Suspend Common Stock; Stock to Trade Over-the-Counter During the Suspension

DALLAS--(BUSINESS WIRE)--INX Inc. (NASDAQ:INXI - News) (the “Company” or “INX”) announced today that on April 12, 2011, the Company received written notice that the NASDAQ Listing Qualifications Panel (the “Panel”) has determined to suspend the Company’s securities from The NASDAQ Stock Market, effective with the open of business on Thursday, April 14, 2011.  As previously announced, the Company was required to become current in its Securities and Exchange Commission (the “SEC”) filing obligations by April 11, 2011, which date constituted the fullest extent of the Panel’s discretion in this matter under the NASDAQ Listing Rules.

In anticipation of making the necessary filings with the SEC within the next few days, the Company has already filed a listing application to facilitate a resumption of trading on NASDAQ as soon as possible.  In that regard, the Company believes that upon making the necessary filings with the SEC it will satisfy all applicable requirements for listing on NASDAQ. The Company anticipates that NASDAQ will be able to complete the review of the listing application on an expedited basis.

The Company has been advised by OTC Markets Group Inc., which operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks, that the Company’s common stock will be eligible for quotation under the trading symbol INXI during the NASDAQ trading suspension.  Investors will be able to view Real Time Level II stock quotes for INXI at http://www.otcmarkets.com/stock/INXI/quote.  Quotes and trading information for the Company’s common stock will also be available on the Company’s website (www.INXI.com\OTCquote).

ABOUT INX INC.

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Solutions are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, healthcare organizations, educational institutions, and federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX believes it is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.INXI.com.

ABOUT OTC MARKETS GROUP INC.

OTC Markets Group Inc. (OTCQX: OTCM) operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks.  Our OTC Link™ platform supports an open network of competing broker-dealers that provide investors with the best prices in over 10,000 OTC securities.  In 2010, securities on OTC Link traded over $144 billion in dollar volume, making it the third largest U.S. equity trading venue after NASDAQ and the New York Stock Exchange.  We categorize the wide spectrum of OTC-traded companies into three tiers – OTCQX® (the quality controlled marketplace for investor friendly companies), OTCQB® (the U.S. reporting company marketplace for development stage companies) and OTC Pink™ (the speculative trading marketplace) – so investors can identify the level and quality of information companies provide.  To learn more about how OTC Markets Group makes the unlisted markets more transparent, informed, and efficient, visit www.otcmarkets.com.

CONTACT:

INX Inc.
James Long
Executive Chairman
713-795-2000